November 21, 2001


ZiaSun Technologies, Inc.
Board of Directors
462 Stevens Avenue, Suite 106
Solana Beach, CA 92075

Ladies and Gentlemen:


     We hereby consent to the use of our report dated March 25, 2000, in the Form S-1/A Registration Statement of ZiaSun Technologies, Inc., a Nevada corporation. We also consent to the use of our name as experts in the Form S-1 Amendment No. 3.





/s/ HJ & Associates, LLC
HJ & Associates, LLC
(Formerly Jones, Jensen & Company)
Certified Public Accountants